Exhibit 10.14

FORM OF PROMISSORY NOTE

US$212,000,000	■, 2021

FOR VALUE RECEIVED, the undersigned, BROOKFIELD BBP CANADA HOLDINGS INC. (the “Borrower”) HEREBY PROMISES TO PAY to BBUC HOLDINGS INC. (the “Lender”), the principal sum of US$212,000,000 in lawful money of the United States of America (or so much thereof as shall not have been prepaid) on ■ (the “Maturity Date”), together with interest only on the unpaid balance thereof at the Interest Rate (as defined below) plus [2.50%] per annum, which interest will be calculated from the date hereof and be payable both before and after default and judgment until actual payment is received by the Lender, together with interest on overdue interest at the same rate.

Interest will be payable under this Promissory Note at maturity and monthly in arrears on the [first] Business Day of each month in each year (each a “Payment Date”), commencing on ■, 2022. Notwithstanding the foregoing, the Borrower will have the right, exercisable by giving the Lender written notice at least one Business Day prior to any Payment Date, to capitalize all or any part of the interest that would otherwise be payable in cash on such Payment Date and to add such capitalized interest to the outstanding principal balance of this Note as of such Payment Date (such capitalized interest is collectively referred to as “PIK Interest”), which PIK interest will bear interest at the Interest Rate plus [●%] per annum and will be calculated and payable in the same manner as the interest that is payable on the principal owing hereunder. All accrued and unpaid PIK Interest, together with all other interest, the principal amount of this Note and all other obligations hereunder, shall be payable in cash by the Borrower on the Maturity Date.

Wherever in this Promissory Note reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated on the basis of a calendar year of 365 days. Whenever a rate of interest is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of calendar days in the year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation, and dividing it by the number of days in the deemed year.

The Lender shall have the right to require that the Borrower make such technical, administrative or operational changes to this Promissory Note as the Lender from time to time reasonably requires to reflect the adoption and implementation of the Benchmark Replacement in calculating the Interest Rate and to permit the Lender to administer this Promissory Note in a manner substantially consistent with market practice.

The following capitalized terms will have the following meanings:

(a)	“Benchmark Replacement” means, in respect of each Interest Period, the first alternative set forth in the order below that can be determined by the Lender on the Determination Date:

(i)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(ii)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(iii)	the sum of: (A) the alternate benchmark rate that has been selected by the Lender giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (i), (ii) or (iii) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Promissory Note.

(b)	“Benchmark Replacement Adjustment” means, with respect to any determination of the Unadjusted Benchmark Replacement for the applicable Interest Period:

(i)	for purposes of clauses (i) and (ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lender: (A) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of the Reuters Screen LIBOR01 Page with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor, and (B) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(ii)	for purposes of clause (iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Reuters Screen LIBOR01 Page with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Reuters Screen LIBOR01 Page with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (i) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Lender in its reasonable discretion.

(c)	“Business Day” means a day on which banks are open for business in the Province of Ontario.

(d)	“Corresponding Tenor” means, with respect to any Payment Date and Interest Period, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Interest Period.

(e)	“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion in consultation with the Borrower.

(f)	“Dollar” means United States dollars.

(g)	“Interest Period” means the period commencing on a Payment Date and ending on the earlier of the next Payment Date or the Maturity Date.

(h)	“Interest Rate” means the rate per annum that is determined by the Lender as being equal to:

(i)	the rate of interest which appears on the Reuters Screen LIBOR01 Page as the offered rate for loans in Dollars for a one-month period as of 11:00 a.m. (London time) on the day that is one Business Day (as defined below) preceding the first day of such Interest Period; or if Reuters no longer reports LIBOR, or such rate does not appear on the Reuters Screen LIBOR01 Page or the Reuters Screen LIBOR01 Page no longer exists, such replacement index or replacement page as the Lender may designate from time to time; or

(ii)	from and after the date the Lender so elects to have this subparagraph (B) apply, the Benchmark Replacement for such Interest Period,

provided that if the Interest Rate is at any time less than zero, the Interest Rate shall be zero for purposes of this Promissory Note.

(i)	“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published by it from time to time.

(j)	“Reference Time” means the time determined by the Lender in its reasonable discretion.

(k)	“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

(l)	“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.

(m)	“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(n)	“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(o)	“Term SOFR” means, for any Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected by the Relevant Governmental Body for the Corresponding Tenor.

(p)	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

All principal and other amounts due hereunder shall be payable to the Lender, without set off or counterclaim, in lawful currency of the United States of America in immediately available funds to such account of the Lender as the Lender may notify to the Borrower from time to time.

The Borrower shall have the right to prepay all or any part of the principal amount outstanding under this Promissory Note, including all or any of the PIK Interest, on any Payment Date (together with all interest owing hereunder on such Payment Date), without notice or bonus.

The amount advanced by the Lender to the Borrower pursuant to the terms of this Promissory Note, and all payments made on account of principal and interest thereof, shall be recorded by the Lender on its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained herein; provided that the failure of the Lender to make any such recordation shall not affect the obligations of the Borrower hereunder.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note may not be amended without the consent of both of the parties hereto. The Lender may assign to one or more assignees all or a portion of its rights under the terms of this Promissory Note, in its sole discretion.

The Lender shall have the right, to the fullest extent permitted by law, to set off any amount owed by the Lender to the Borrower, whether or not matured, against any amount then due and payable by the Borrower hereunder, regardless of the currency or place of payment of either such amount.

This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to the principles of conflict of laws thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Promissory Note has been duly executed by the Borrower on the date set forth above and shall become effective as of the date first above written.

BROOKFIELD BBP CANADA HOLDINGS INC.

By:
Name:
Title:

Acknowledged and agreed to
effective as of the date first above written:

BBUC HOLDINGS INC.

By:
Name:
Title: